Exhibit 99.1
Thomas Properties Group, Inc. Announces Addition to Board of Directors
LOS ANGELES - August 6, 2012 - Thomas Properties Group, Inc. (NASDAQ:TPGI) announced today that it has expanded the size of its Board of Directors by adding one new director position and has appointed Bradley H. Carroll as a new independent director, effective as of August 2, 2012.
Since November 2010 Mr. Carroll has been a Managing Director for Madison International Realty, LLC, a real estate private equity firm. From January 2002 through July 2010 he was employed by Tishman Speyer Properties, L.P., where he managed regional acquisition and disposition functions throughout the United States, and oversaw portfolio and asset management for three emerging market real estate funds. Prior to joining Tishman Speyer, Mr. Carroll was an associate with Bear, Stearns, & Co. and a senior analyst with a boutique real estate advisor. He earned a Bachelor of Science degree in finance from the University of Richmond.
“We believe that Brad's real estate investment and operating experience give him a broad understanding of the issues and opportunities facing our company,” stated Jim Thomas, Chairman and Chief Executive Officer. “He brings valuable knowledge to our Board in the areas of acquisitions, management and finance.”
About Thomas Properties Group
Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.
Forward Looking Statements
Except for historical information, statements made in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the company's control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations" in our Form 10-K for the year ended December 31, 2011, and our Quarterly Reports on Form 10-Q and other filings with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor relations contact:
Thomas Properties Group
Diana Laing, Chief Financial Officer
213.613.1900